Exhibit 5

[On letterhead of Wyatt, Tarrant & Combs, LLP]

August 8, 2008

Board of Directors

Ashland Inc.

50 E. RiverCenter Boulevard, P.O. Box 391

Covington, Kentucky 41012-0391

Gentlemen:

We have acted as special counsel to Ashland Inc., a Kentucky corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 10,730,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company. This opinion is being furnished by us in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with our opinion, we have examined originals or copies of such records of the Company and such other documents and records and such questions of law as we have deemed necessary or appropriate. We have relied as to certain matters on information obtained from public officials and officers of the Company, and other sources believed by us to be responsible.

Based upon and subject to the foregoing and the qualifications stated below, we advise you that, in our opinion, the Shares are duly authorized, and when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Act, and the Shares have been duly issued and delivered in connection with the merger of Ashland Sub One, Inc. into Hercules Incorporated, in accordance with the terms of the Agreement and Plan of Merger, dated as of July 10, 2008, among the Company, Ashland Sub One, Inc., and Hercules Incorporated, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Kentucky Business Corporation Act of the Commonwealth of Kentucky, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in Part I of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wyatt, Tarrant & Combs, LLP